FIRST AMENDMENT OF LICENSE AGREEMENT

THIS FIRST AMENDMENT OF LICENSE AGREEMENT (the “Amendment”) is made as of the 26 day of September 2007 by and between: (1) KENNETH COLE PRODUCTIONS (LIC), INC., a Bahamas corporation with offices at Centreville House, Second Terrace West, PO Box SS-6229, Nassau, Bahamas (the “Licensor”) (together with its parent, and their subsidiaries, affiliates and principals, the “Licensor Group”) and (2) BERNARD CHAUS, INC., a New York corporation with offices at 530 Seventh Avenue, New York, New York 10018 (the “Licensee”) (together with its parent, and their subsidiaries, affiliates and principals, the “Licensee Group”).

WITNESSETH:

WHEREAS, Licensor and Licensee entered into a certain License Agreement (the “License Agreement”) dated as of June 6, 2005 for the manufacture and distribution at wholesale of Women’s Sportswear in the United States; and

WHEREAS, * * * ; and

WHEREAS, Licensor and Licensee now desire to * *  and otherwise modify the terms and conditions of the License as more specifically set forth hereinafter.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee hereby agree as follows:

1.

Effective as of January 1, 2008 (the “Effective Date”), the first sentence of Paragraph 1.1(a) is renumbered 1.1(a)(i).  Additionally, the following language in new Paragraph 1.1(a)(i) is deleted: “(the “Licensed Mark” or Brand”)”.

2.

As of the Effective Date, a new Paragraph 1.1(a)(ii) of the License Agreement is added as follows:

Licensor hereby grants to Licensee an exclusive license in the Territory to manufacture and distribute at wholesale Products (as defined in Paragraph 1.1(a)(i) ) bearing the marks UNLISTED and UNLISTED, A KENNETH COLE PRODUCTION (collectively, the “UNLISTED Marks” or “the UNLISTED Brands”) solely during the Annual Period (as such term is defined in Paragraph 2.1) beginning January 1, 2008 and ending December 31, 2008 (the “2008 Annual Period”) in * *.  Solely during the 2008 Annual Period, Licensor approves, as an accommodation to Licensee, a one-time allowance for Licensee to make Net Sales (as such term is defined in Paragraph 8.1 of the Amendment) of Articles bearing the UNLISTED Marks of up to * * * *.  A fter the 2008 Annual Period , Licensee may, from time to time, * * * ..   Licensor further agrees that during the Initial Term hereof Licensor shall not grant a license for the manufacture, distribution or sale of Products bearing the Unlisted Marks to a third party nor shall it on its own behalf sell Products with the UNLISTED Marks at wholesale to any third party ..  The marks licensed by Paragraphs 1.1(a)(i) and 1.1(a)(ii), and by Paragraph 1.1(f), if applicable, shall be collectively referred to as the “Licensed Marks” or “Brands.”

3.

As of the Effective Date, a new Paragraph 1.1(f) of the License Agreement is added as follows:

Upon the presentation to Licensor by Licensee of a Business Plan (as such term is defined below) that is satisfactory to the Licensor, Licensor shall grant to Licensee, during the Term (as such term is defined in Paragraph 2.1), an exclusive license in the Territory to manufacture and distribute at wholesale Products (which, for the sake of clarity, shall consist only of Women’s Sportswear) bearing the mark KENNETH COLE NEW YORK and a label with black lettering on a soft white background in the form attached hereto as Exhibit 5 (the “Cream Label”), which may be amended from time to time by Licensor. During the Initial Term, Licensor shall not grant a license for the manufacture, distribution or sale of Products bearing the mark KENNETH COLE NEW YORK with a Cream Label (the “Cream Label Products”) to a third party nor shall it on its own behalf sell Cream Label Products at wholesale to any third party. Notwithstanding anything in this Agreement to the contrary, it is expressly acknowledged by Licensee that this Agreement confers no licenses or other rights with respect to Products bearing any other form of the KENNETH COLE NEW YORK mark, including but not limited to a label with white lettering on a black background in the form attached hereto as Exhibit 6 (the “Black Label”), which may be amended from time to time by Licensor, the rights to which are expressly reserved by Licensor.  It is understood by the parties that the Cream Label Products may overlap with and replace the KENNETH COLE REACTION line.  The exclusive rights that may be conferred by this Paragraph 1.1(f) will be coterminous with those granted to the Licensee under the KENNETH COLE REACTION mark and will, for example, be subject to the same Reserved Channels of distribution and the same limitations on exclusivity set forth throughout the License Agreement.

4.

As of the Effective Date, Paragraph 1.1(e) of the License Agreement is amended by adding thereto the following:

It is expected that the Articles will not typically be sold in the same doors where Products bearing the mark KENNETH COLE NEW YORK with a Black Label (the “Black Label Products”) are sold.  In the doors where the lines overlap, in addition to the expectation that the Black Label Products will be sold in different and more exclusive departments than the Articles, it also is the expectation of the parties that the price points for Black Label Products will be distinctly higher than materially similar Articles.

5.

As of the Effective Date, Paragraph 2.1 of the License Agreement is deleted in its entirety and replaced with the following:

The term of this Agreement shall commence on the Effective Date and, unless otherwise terminated as provided herein, shall continue through (a) June 30, 2012, if Licensee launches a line of Cream Label Products in Fall 2008, or (b) June 30, 2011, if Licensee does not launch a line of Cream Label Products in Fall 2008 (collectively, the “Initial Term”).  The 2008 Annual Period and each twelve (12) month calendar year commencing on each January 1st thereafter during the Term shall constitute and shall be referred to herein as an “Annual Period,” with the exception of the final non-renewal Annual Period hereunder, which shall consist of the eighteen (18) months commencing on January 1 of the penultimate calendar year of the Term and ending on June 30 of the following calendar year.

6.

As of the Effective Date, Paragraph 2.2(a) of the License Agreement is deleted in its entirety and replaced with the following:

Provided that Licensee’s Net Sales (as such term is defined below) of Products (excluding those under the * Marks) in the Annual Period immediately preceding the final Annual Period are at least * * * and provided further, that Licensee is not in default beyond the expiration of any applicable grace or cure period of the terms, covenants and conditions of the Agreement, Licensee shall have the option to extend the term for an additional period of three (3) years (the “Renewal Option” and the Initial Term together with any extension pursuant to exercise of the Renewal Option, collectively the “Term”).  Licensee may exercise the Renewal Option by giving written notice that shall be received by Licensor no later than ninety (90) days following the end of the penultimate Annual Period.  Time is of the essence with regard to the provisions of this Paragraph 2.2(a).  In all other respects, all of the terms, covenants and provisions of this Agreement shall remain in full force and effect during the periods covered by the Renewal Option.

7.

As of the Effective Date, a new Paragraph 2.3 of the License Agreement is added as follows:

If (a) Licensee does not launch a line of Cream Label Products in Fall 2008 and (b) Licensee does not achieve Net Sales of KENNETH COLE REACTION Products during the 2008 Annual Period totaling at least * * * *, then Licensor and Licensee will each have the right to terminate the Agreement on written notice to the other party, effective as of the end of the 2009 Annual Period.  Notice of termination pursuant to this Paragraph 2.3 shall be exercised no sooner than February 1, 2009 and no later than March 1, 2009.  Upon termination of this Agreement by either Licensee or Licensor under this Paragraph 2.3, Licensee shall continue to pay the Guaranteed Minimum Royalties due during the remaining term of the Agreement, and, notwithstanding anything to the contrary herein contained, Licensee shall have the right to make up to * * * *  in Net Sales of Articles bearing the UNLISTED Marks, and Sales Royalties on such sales may be used by Licensee toward its Guaranteed Minimum Royalty obligations.

8.

As of the Effective Date, Paragraph 3.5(b) of the License Agreement is deleted in its entirety and replaced with the following:

During the Term, in the event the Licensee Group intends to enter into any * * * (“Proposed Transaction”) * * * * * * Licensee shall promptly notify Licensor in writing of such arrangement (the “Transaction Notification”) to the extent such notice is permitted by law, it being understood that Licensor may be required to enter into a confidentiality agreement with respect to such Transaction Notification. Such Transaction Notification shall include the * * * *.  Licensor shall notify Licensee in writing whether Licensor believes the Proposed Transaction to be competitive (a “Competitive Transaction”), such notification to be delivered as soon as reasonably possible and in any event within * business days.  In the event Licensor notifies Licensee that it does not believe that the Proposed Transaction is a Competitive Transaction, Licensee Group may proceed with the Proposed Transaction without any effect on this Agreement.  In the event Licensor notifies Licensee that it believes that the Proposed Transaction is a Competitive Transaction, the parties shall discuss in good faith the terms, if any, on which Licensor may consent to the Proposed Transaction.  In the event that Licensor believes that the Proposed Transaction is a Competitive Transaction and Licensee Group determines to proceed with the Proposed Transaction without Licensor’s prior written approval, then Licensor may, in its sole discretion, elect to * * * ..  A transaction shall be deemed a Competitive Transaction only if (i) * * * * or (ii) * * * * ..  Notwithstanding anything to the contrary contained herein, it is specifically understood that the following are deemed not to be competitive with the Articles: * * * ..  Licensor agrees that a Transaction Notification and the information set forth therein will only be used by Licensor to determine whether a Proposed Transaction is a Competitive Transaction and for no other purposes.  Without limiting the generality of the foregoing, Licensor specifically will not use the Transaction Notification or the information set forth therein to compete with Licensee in completing the Proposed Transaction or to contact any third party in an attempt to terminate or otherwise interfere with the Proposed Transaction.

9.

As of the Effective Date, the last two (2) sentences of Paragraph 4.5(b) of the License Agreement are deleted in their entirety and replaced with the following:

In the event Licensee wishes to sell Closeouts, Licensee is authorized to sell them to the Off-Price Outlets in accordance with the provisions of Paragraphs 8.1(c) and 19.1(a), as amended, of this Agreement.

10.

Paragraph 6.1(a) of the License Agreement remains unchanged except that, as of the Effective Date, the following sentence is added at the end of the paragraph:

Net Sales of Articles bearing an UNLISTED Mark up to and including * * * * in the 2008 Annual Period shall not be considered in calculating the Advertising Fee due under this Paragraph 6.1(a).

11.

The parties agree that Net Sales under the UNLISTED Marks shall not be included in Net Sales for purposes of calculating the Campaign Fee in Paragraph 6.4.

12.

Licensor waives any further amounts outstanding under Paragraph 6.5 of the License Agreement.

13.

As of the Effective Date, Paragraph 6.6 of the License Agreement is deleted in its entirety and replaced with the following:

Licensee shall not be required to pay the Advertising Fee and Campaign Fee for * * * * up to and including * of Licensee’s Net Sales in any Annual Period.  Licensee shall pay the Advertising Fee and Campaign fee on such sales in excess of * of Net Sales.

14.

Licensee’s * * *.  As of the Effective Date, Paragraph 7.1 of the License Agreement is deleted in its entirety and replaced with the following:

With respect to Articles under the KENNETH COLE REACTION Mark and/or Cream Label Products only, Licensee shall pay to Licensor Guaranteed Minimum Royalties, and shall attain Guaranteed Minimum Net Sales, in each Annual Period as set forth below.  In each Annual Period, the Guaranteed Minimum Net Sales under such Brands for such Annual Period shall be the greater of:  (i) the relevant Guaranteed Minimum Net Sales Thresholds for such Annual Period as set forth below; or (ii) commencing with the 2009 Annual Period, * of the actual Net Sales of the Brand for the previous Annual Period, in which event, the relevant Guaranteed Minimum Net Sales Threshold for such Annual Period, as set forth below, shall be increased to reflect such amount based on the application of the rates set forth in Paragraph 8.1 below to the Guaranteed Minimum Net Sales Thresholds as adjusted, provided, however, that it is understood that the final Annual Period of the Initial Term shall consist of eighteen (18) months in the event Licensee does not exercise the Renewal Option, as set forth in Paragraph 2.1.

Guaranteed Minimum Net Sales

Annual Period	KENNETH COLE REACTION Guaranteed Minimum Net Sales Threshold (USD)
2008	$*
2009	$*
2010	$*
2011	$*

Guaranteed Minimum Royalty Payments

Annual Period	KENNETH COLE REACTION Guaranteed Minimum Royalties (USD)
2008	$*
2009	$*
2010	$*
2011	$*

Except as provided in Paragraph 2.3 above, the Parties agree that Net Sales of Articles bearing the UNLISTED Marks shall not be included toward satisfaction of the Guaranteed Minimum Net Sales and Guaranteed Minimum Royalties required by this Paragraph 7.1.

15.

As of the Effective Date, Paragraph 7.2 of the License Agreement is deleted in its entirety and replaced with the following:

With respect to Articles under the KENNETH COLE REACTION Mark and/or Cream Label Products only, in the event Licensee shall properly exercise its option to extend the Term in accordance with Paragraph 2.2 hereinabove, and such option does not subsequently expire for failure to satisfy any condition in this Agreement, then the Guaranteed Minimum Net Sales Threshold for Articles under the KENNETH COLE REACTION Mark in the Renewal Term shall be as set forth below.

Annual Period	KENNETH COLE REACTION Guaranteed Minimum Net Sales Threshold
First Renewal Annual Period	* of Net Sales in the Immediately Preceding Annual Period
Second Renewal Annual Period	* of Net Sales in the Immediately Preceding Annual Period
Third Renewal Annual Period	* of Net Sales in the Immediately Preceding Annual Period

16.

As of the Effective Date, the first sentence of Paragraph 7.3(a) is deleted and replaced with the following:

In each Annual Period except the last non-Renewal Annual Period, the Guaranteed Minimum Royalty (as well as the minimum Advertising Fee and minimum Campaign Fee otherwise consistent with the terms of this Agreement) shall be paid in four (4) equal quarterly installments payable on the first day of January, April, July, and October during each such Annual Period.  In the last non-renewal Annual Period, the Guaranteed Minimum Royalty (as well as the minimum Advertising Fee and minimum Campaign Fee otherwise consistent with the terms of this Agreement) shall be paid in six (6) equal installments payable on the first day of January, April, July, October, of the first calendar year, and the first day of January, and April during the second calendar year. In the event that application of the alternate percentage minimum set forth in Paragraph 7.1 above shall require adjustment of a January payment, reconciliation shall be made in accordance with Paragraph 9.2 below.

17.

As of the Effective Date, Paragraph 8.1(a) of the License Agreement is deleted in its entirety and replaced with the following:

In each Annual Period, Licensee shall pay to Licensor a Sales Royalty as follows:

(i)

In each Annual Period, Licensee shall pay to Licensor a Sales Royalty on “Net Sales” (as defined below) of all Articles (other than those bearing an UNLISTED Mark and Cut-Ups, as defined below) in the amount of: (x) *; and (y) * of actual Net Sales (as such term is defined below) thereafter.

(ii)

In addition to the Sales Royalty required by Paragraph 8.1(a)(i), Licensee shall pay Licensor, in each Annual Period, a Sales Royalty on Net Sales of Cut-Ups in the amount of * of actual Net Sales.  Net Sales of Cut-Ups shall not be included in Net Sales for any other purposes under the Agreement including, without limitation, achieving Guaranteed Minimum Net Sales thresholds.

(iii)

In addition to the Sales Royalty required by Paragraph 8.1(a)(i) and (ii), Licensee shall pay Licensor, in each Annual Period, a Sales Royalty on Net Sales of Articles bearing an UNLISTED Mark in the amount of: (x) * of Net Sales for denim products and (y) * of Net Sales for non-denim products; it is understood, however, that solely for the 2008 Annual Period, Licensor shall issue a credit to Licensee against Sales Royalties due under this Paragraph 8.1(a)(ii) on actual Net Sales of UNLISTED Articles made in 2008 of up to *.

18.

As of the Effective Date, Paragraph 8.1(b) of the License Agreement is deleted in its entirety and replaced with the following:

“Net Sales” shall mean gross sales amount of Articles shipped by the Licensee Group, less: (i) customary industry trade or term discounts (which shall not exceed *); (ii) returns; (iii) freight and taxes; and (iv) markdowns and allowances (which shall not exceed *) of the gross sales amount of Articles in any Annual Period). No deduction shall be made for other discounts, uncollectible accounts or costs incurred by Licensee.

19.

As of the Effective Date, Paragraph 8.1(c) of the License Agreement is deleted in its entirety and replaced with the following:

Licensee’s sales to approved Off-Price Outlets shall be of two types:  (i) Products that have been or are in the process of being discontinued, inventory of broken sizes, irregulars and similar Articles commanding less than full wholesale price (“Closeouts”), and (ii) inventory manufactured specifically for sale to approved Off-Price Outlets (“Cut-Ups”).

(i)

Without Licensor’s prior approval, Products which have been discontinued for more than one season (“Closeouts”) shall not exceed * of Licensee’s Net Sales of Products in any Annual Period.

(ii)

Unless Licensor has otherwise granted prior approval, sales of inventory manufactured specifically for sale to approved Off-Price Outlets (“Cut-Ups”) shall: (i) be manufactured under the KENNETH COLE REACTION Brand only, (ii) not exceed * of Annual Net Sales during the two-year period beginning on the Effective Date and ending on the second anniversary of the Effective Date, and (iii) not exceed * of Licensee’s Net Sales of Products during any subsequent Annual Period.

(iii)

From time to time, Licensee may also propose other specific opportunities for a one-time sell off or special production run to an Off-Price Outlet in addition to those sales authorized above. and Licensor may approve or disapprove such proposal in its sole discretion with the terms governing such opportunity to be determined by the parties at such time.

(iv)

Commencing in the third Annual Period, without prior approval by Licensor, sales of Closeouts and Cut-Ups shall not exceed * of Licensee’s Net Sales of Products in any Annual Period.  Licensee shall be deemed to be in default for purposes of Paragraph 13.1 hereunder if any sales are made in breach of this Paragraph 8.1(c) without Licensor’s prior approval.

20.

As of the execution of this First Amendment, Paragraph 13.1(iv) is deleted in its entirety and replaced with the following language:

Licensee engages in sales in excess of the thresholds enumerated in Paragraph 8.1(c) above, unless Licensor has granted prior approval for such sales;

21.

As of the Effective Date, the term “Licensed Mark” is replaced with “Licensed Marks” throughout the entire License Agreement, except in the first sentence of Paragraph 1.2 and in the sentence in Paragraph 1.2 that begins “Licensor shall notify Licensee if it elects to change the form.”

22.

As of the execution of this First Amendment, Licensor, on behalf of itself and the Licensor Group, does hereby release Licensee from all debts, obligations, promises, covenants, agreements, contracts, controversies, suits, actions, causes of action, trespasses, violations of law, judgments, damages, claims or demands, causes or things whatsoever, whether known or unknown, whether in law or equity, which Licensor had or may have had at any time whatsoever prior to and including the date of this Amendment against the Licensee by reason of any other action or inaction by Licensee with respect to the License Agreement, with the exception of: (1) agreed-upon amounts that remain outstanding, (2) any claims by third parties for which Paragraph 12 shall remain in effect, and (3) any willful act of fraud by Licensee.

23.

As of the execution of this First Amendment, Licensee, on behalf of itself and the Licensee Group, does hereby release Licensor from all controversies, suits, actions, causes of action, trespasses, violations of law, judgments, damages, claims or demands, causes or things whatsoever, whether known or unknown, whether in law or equity, which Licensee had or may have had against the Licensor at any time whatsoever prior to and including the date of this Amendment by reason of any other action or inaction by Licensor with respect to the License Agreement, with the exception of: (1) any claims by third parties for which Paragraph 12 shall remain in effect, and (2) any willful act of fraud by Licensor.

24.

This Amendment incorporates all the prior agreements and understandings of the parties hereto, all of which are deemed merged herein.  This Amendment shall be binding on and inure to the benefit of the parties and their respective successors and, except as is restricted under the terms and conditions of the License, their assigns.

25.

This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If this Amendment is executed in counterparts, no signatory hereto shall be bound until all parties named below have duly executed or caused to be duly executed a counterpart of this Amendment.

26.

Except as expressly modified or amended herein, all of the terms, conditions, covenants and agreements of the License are hereby ratified and confirmed and the same shall remain in full force and effect, subject to the releases specifically set forth in Paragraph 22 and 23 of this First Amendment.  All defined words used in this Amendment shall have the meanings ascribed to such words in the License Agreement unless otherwise defined herein.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date first written above.

KENNETH COLE PRODUCTIONS (LIC), INC.

By: /s/ Ilaria Puccini

Name: Ilaria Puccini

Its:

Dated: September 28th, 2007

BERNARD CHAUS, INC.

By: /s/ Josephine Chaus

Name: Josephine Chaus

Its:

Dated: September 26th, 2007

EXHIBIT 5

KENNETH COLE NEW YORK CREAM LABEL

EXHIBIT 6

KENNETH COLE NEW YORK BLACK LABEL